Exhibit 10.32

TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the “Agreement”), dated as of May 10, 2004, is entered into between Emmis Communications Corporation, an Indiana corporation (“Parent”), and Emmis Operating Company, an Indiana corporation (“Subsidiary”).

     Parent is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has elected to file consolidated federal income tax returns, and Subsidiary is a member of such group.

     Parent and Subsidiary desire to set forth in this Agreement their agreement as to certain matters relating to the inclusion of the Subsidiary Consolidated Group (as defined below) in the Parent Consolidated Group (as defined below), including the allocation of tax liabilities for years in which Subsidiary is so included, and certain other matters relating to taxes.

     The parties agree as follows:

     1. DEFINITIONS.

     “Adjustment” shall have the meaning set forth in Section 8.

     “Agreement Year” shall mean any taxable year beginning on or after February 29, 2004 during which the Subsidiary Consolidated Group is included in the Parent Consolidated Group.

     “Balance Payment” shall have the meaning set forth in Section 4.

     “Code” shall have the meaning set forth above.

     “Estimated Tax Payments” shall have the meaning set forth in Section 4.

     “Final Determination” shall mean the final resolution of any tax matter, including, but not limited to, a closing agreement with the IRS or the relevant state, local or foreign taxing authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired, or a decision of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

     “IRS” shall mean the Internal Revenue Service.

     “Parent” shall have the meaning set forth above.

     “Parent Consolidated Group” shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code electing to file consolidated federal income tax returns and of which Parent is the common parent.

     “Parent Consolidated Return” shall have the meaning set forth in Section 2.

     “Post-Consolidation Year” shall have the meaning set forth in Section 6 of this Agreement.

     “Pro-Forma Subsidiary Attribute” shall have the meaning set forth in Section 5.

     “Pro Forma Subsidiary Return” shall have the meaning set forth in Section 3.

     “Records” shall have the meaning set forth in Section 8.

     “Regulations” shall mean the Treasury regulations promulgated under the Code.

     “Total Periodic Payments” shall have the meaning set forth in Section 4.

     “Subsidiary” shall have the meaning set forth above.

     “Subsidiary Consolidated Group” shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code, of which Subsidiary would be the common parent if it were not included in the Parent Consolidated Group.

     “Subsidiary Return Items” shall have the meaning set forth in Section 8.

     “Subsidiary Tax Package” shall have the meaning set forth in Section 7.

     2. FILING OF CONSOLIDATED RETURNS AND PAYMENT OF CONSOLIDATED TAX LIABILITY.

     For all taxable years in which Parent files consolidated federal income tax returns (any such return of the Parent Consolidated Group for any taxable year, a “Parent Consolidated Return”) and is entitled to include the Subsidiary Consolidated Group in such returns, Parent shall include the Subsidiary Consolidated Group in the consolidated federal income tax returns that it files as the common parent corporation of the Parent Consolidated Group. Parent, Subsidiary and the other members of the Parent Consolidated Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the Subsidiary Consolidated Group is included in the Parent Consolidated Group, Parent shall pay the entire federal income tax liability of the Parent Consolidated Group and shall indemnify and hold harmless Subsidiary and each member of the Subsidiary Consolidated Group against any such liability; provided, however, that Subsidiary shall make payments to Parent or receive payments from Parent as provided in this Agreement for any Agreement Year.

     3. PRO FORMA SUBSIDIARY RETURN.

     For each Agreement Year, Parent shall prepare a pro forma federal income tax return for the Subsidiary Consolidated Group (a “Pro Forma Subsidiary Return”). Except as otherwise provided in this Agreement, the Pro Forma Subsidiary Return for each Agreement Year shall be prepared as if Subsidiary filed a consolidated federal income tax return on behalf of the Subsidiary Consolidated Group for such taxable period. The Pro Forma Subsidiary Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes from prior Pro Forma Subsidiary Returns (excluding those attributes that are carried back pursuant to Section 5) that could have been utilized by the Subsidiary Consolidated Group if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and all Pro Forma Subsidiary Returns had been filed as actual returns. The Pro Forma Subsidiary Return shall be prepared in a manner that reflects all elections, positions and methods used in the Parent Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the Parent Consolidated Return. The provisions of the Code that require consolidated computations, such as Sections 861, 1201-1212 and 1231, shall be applied separately to the Subsidiary Consolidated Group as if the Subsidiary Consolidated Group and the Parent Consolidated Group (excluding the members of the Subsidiary Consolidated Group) were separate affiliated groups, except that the Pro Forma Subsidiary Return prepared for the last taxable year, or portion thereof, during which the Subsidiary Consolidated Group is included in the Parent Consolidated Return shall also include any gains or losses of the members of the Subsidiary Consolidated Group on transactions within the Subsidiary Consolidated Group that must be taken into account pursuant to Section 1.1502-13 of the Regulations and reflected on the Parent Consolidated Return when the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Return. For each Agreement Year, Section 1.1502-13 of the Regulations shall be applied as if the Subsidiary Consolidated Group were not a member of the Parent Consolidated Group. For purposes of the Agreement, all determinations made as if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and as if all Pro Forma Subsidiary Returns were actual returns shall reflect any actual short taxable years resulting from the Subsidiary Consolidated Group joining or leaving the Parent Consolidated Group.

     4. TAX PAYMENTS.

     (a) Estimated Income Tax Payments. For each Agreement Year, Subsidiary shall make periodic payments (“Estimated Income Tax Payments”) to Parent in such amounts as shall be equal to the estimated tax payments that would be payable by the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group, no later than the dates on which such estimated tax payments would be due from the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group.

     (b) Balance Payment. For each Agreement Year, Subsidiary shall pay to Parent an amount equal to the tax payment that would be payable by the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group, no later than March 15 of the following year (the “Balance Payment”).

     (c) Payments based on Pro Forma Subsidiary Return. For each Agreement Year, Subsidiary shall pay to Parent, no later than the date on which a Parent Consolidated Return is filed for such Agreement Year, an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma Subsidiary Return prepared for such Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on the Subsidiary Consolidated Group (treating the amount due to Parent under (i) above as its federal income tax liability and treating any Estimated Tax Payments to Parent pursuant to clause (a) as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by Subsidiary to Parent pursuant to Section 7 hereof or from the failure of Subsidiary to provide any requested information, reduced by (iii) the sum for such Agreement Year of the amount of the Estimated Tax Payments and the Balance Payment (collectively, the “Total Periodic Payments”), plus (iv) any interest and additions to tax (other than under Section 6655 of the Code) that would be due under the Code if the Total Periodic Payments were actual payments of tax. If the Total Periodic Payments to Parent for any Agreement Year exceed the amount of Subsidiary’s liability for such Agreement Year under the preceding sentence, Parent shall pay to Subsidiary an amount equal to such excess within 10 days after filing the Parent Consolidated Return for such Agreement Year. For purposes of this Agreement, the term “federal income tax liability” includes the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. Parent shall notify Subsidiary of any amounts due from Subsidiary to Parent pursuant to this Section 4 at least 5 business days prior to the date such payments are due, and such payments shall not be considered due until the later of the due date described above or the fifth day after Parent gives such notice.

     5. LOSSES; REFUNDS.

     If a Pro Forma Subsidiary Return for any Agreement Year reflects a net operating loss, net capital loss, excess tax credit or other tax attribute (a “Pro Forma Subsidiary Attribute”),which attribute is actually utilized in a Parent Consolidated Return (including any amendments thereto), then, within 30 days after the later of (i) the due date for the relevant Parent Consolidated Return for such Agreement Year (taking into account any extensions) or (ii) the date such Pro Forma Subsidiary Attribute is actually realized in cash (whether directly or by offset), Parent shall pay to Subsidiary an amount equal to the lesser of (x) the refund that the Subsidiary Consolidated Group would have received as a result of the carryback of such Pro Forma Subsidiary Attribute to a Pro Forma Subsidiary Return for any prior Agreement Year or Years, assuming that all Pro Forma Subsidiary Returns had been filed as actual returns and that the Subsidiary Consolidated Group had filed returns as a separate affiliated group for all prior taxable years or (y) the tax savings or tax benefit actually realized by Parent with respect to the use of such Pro Forma Subsidiary Attribute in a Parent Consolidated Return. For purposes of Section 3, the portion of any such attribute that is treated as carried back pursuant to this Section 5 shall be appropriately adjusted to reflect the extent to which payment under this Section 5 is limited by clause (y) of the preceding sentence. All calculations of deemed refunds pursuant to this Section 5 shall include interest computed as if the Subsidiary Consolidated Group had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the relevant Parent Consolidated Return is filed.

     6. PAYMENTS FOR TAXABLE YEARS IN THE EVENT OF DECONSOLIDATION.

     (a) Payments By Subsidiary To Parent. If for any taxable year after the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Group (a “Post-Consolidation Year”), (i) the federal income tax liability of the Subsidiary Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that Subsidiary has not already made a payment to Parent for utilization of the tax attributes that gave rise to the decrease or increase described in (i) or (ii), Subsidiary shall pay to Parent an amount equal to such decrease or increase within 10 days of the filing of Subsidiary Post-Consolidation Year return. In the event that there is both a decrease and an increase described in (i) and (ii), respectively, of the previous sentence for any

Post-Consolidation Year, then Subsidiary shall make a payment to Parent in an amount equal to the sum of such decrease and increase, unless such decrease and increase (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

     (b) Payments By Parent To Subsidiary. If for any Post-Consolidation Year (i) the federal income tax liability of the Subsidiary Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that Parent has not already made a payment to Subsidiary for utilization of the tax attributes that gave rise to the increase or decrease described in (i) or (ii), Parent shall pay to Subsidiary an amount equal to such increase or decrease within 10 days of notification by Subsidiary to Parent of the filing of Subsidiary Post-Consolidation Year return. In the event that there is both an increase and a decrease described in (i) and (ii), respectively, of the previous sentence for any Post-Consolidation Year, then Parent shall make a payment to Subsidiary in an amount equal to the sum of such increase and decrease, unless such increase and decrease (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

     (c) Documentation. Prior to the payment of any amounts due pursuant to this Section 6, the parties shall exchange such information and documentation as is reasonably satisfactory to each of them in order to substantiate the amounts due pursuant to this Section 6. Any disputes as to such amounts and documentation that cannot be resolved prior to the date on which a payment is due shall be referred to an independent accounting firm whose fees shall paid one-half by Subsidiary and one-half by Parent.

          (d) Post-Consolidation Year Carrybacks.

     (i) If a Subsidiary Consolidated Group federal income tax return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, whether or not Subsidiary waives the right to carryback any such attribute to a Parent Consolidated Return, no payment with respect to such carrybacks shall be due from Parent.

     (ii) If a Parent Consolidated Return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, such attribute may be carried back to Parent Consolidated Return for an Agreement Year, and Parent shall be entitled to retain (without any obligation to reimburse Subsidiary) the full amount of any refund received in connection therewith. In the event that Subsidiary (or any other member of the Subsidiary Consolidated Group) receives any refund with respect to an Agreement Year issued in connection with a carryback of a Parent Consolidated Group tax attribute from a Post-Consolidation Year to a Parent Consolidated Return for an Agreement Year, Subsidiary shall promptly pay the full amount of such refund to Parent.

     (e) No Duplication of Payment. Notwithstanding anything to the contrary herein, neither Section 5(a) nor Section 5(b) shall require Subsidiary or Parent, as the case may be, to make any payment pursuant to such section to the extent that the payment is attributable to a tax attribute for which payment has previously been made pursuant to Section 4.

     7. PREPARATION OF TAX PACKAGE AND OTHER FINANCIAL REPORTING INFORMATION.

     Subsidiary shall provide to Parent, in a format determined by Parent, all information requested by Parent as reasonably necessary to prepare the Parent Consolidated Return and the Pro Forma Subsidiary Return (the “Subsidiary Tax Package”). The Subsidiary Tax Package with respect to any taxable year shall be provided to Parent on a basis consistent with practices of the Parent Consolidated Group. Subsidiary shall also provide to Parent information required to determine the Total Periodic Payments, current federal taxable income, current and deferred tax liabilities, tax reserve items and any additional current or prior information required by Parent on a timely basis consistent with practices of the Parent Consolidated Group.

     8. RETURNS, AUDITS, REFUNDS, AMENDED RETURNS, LITIGATION, ADJUSTMENTS AND RULINGS.

     (a) Returns. Parent shall have exclusive and sole responsibility for the preparation and filing of the Parent Consolidated Returns (including requests for extensions) and any other returns, amended returns and other documents or statements required to be filed with the IRS in connection with the determination of the federal income tax liability of the Parent Consolidated Group.

     (b) Audits; Refund Claims. Parent will have exclusive and sole responsibility and control with respect to the conduct of IRS examinations of the returns filed by the Parent Consolidated Group and any refund claims with respect to such returns, including without limitation the right to select counsel, the right to determine the court or other body in which any contest shall be brought, the right to determine whether to contest a proposed deficiency or to pay a tax and sue for a refund and the right to determine whether and how to appeal any adverse determination . Subsidiary shall assist and cooperate with Parent during the course of any such proceeding. Parent shall give Subsidiary notice of and consult with Subsidiary with respect to any issues relating to items of income, gain, loss, deduction or credit of Subsidiary (any such items, “Subsidiary Return Items”). Parent shall not settle or otherwise compromise any Subsidiary Return Item that would result in additional liability for Subsidiary under this Agreement without the written consent of Subsidiary, which consent shall not be unreasonably withheld. If Subsidiary does not respond to Parent’s request for consent within 30 days, Subsidiary shall be deemed to have consented.

     (c) Litigation. If the federal income tax liability of the Parent Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Parent. Subsidiary shall assist and cooperate with Parent during the course of litigation, and Parent shall consult with Subsidiary regarding any issues relating to Subsidiary Return Items.

     (d) Expenses. Subsidiary shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in paragraphs (b) and (c) of this Section 8, to the extent such expenses are reasonably attributable to Subsidiary Return Items for any Agreement Year.

     (e) Recalculation Of Payments To Reflect Adjustments. To the extent that there is a Final Determination with respect to a Parent Consolidated Return that results in a change in an item relating to such return (an “Adjustment”) that affects the treatment of a Subsidiary Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma Subsidiary Return. All calculations of payments made pursuant to Sections 4, 5 and 6 of this Agreement shall be recomputed to reflect the effect of any Adjustments on the relevant Pro Forma Subsidiary Return. Within 5 days after any such Adjustment, Subsidiary or Parent, as appropriate, shall make a payment to the other party reflecting such Adjustment, plus interest pursuant to Section 9 of the Agreement, calculated as if payments by and to Subsidiary pursuant to Sections 4, 5 and 6 of this Agreement and this Section 8 were payments and refunds of federal income taxes. Subsidiary shall further pay to Parent the amount of any penalties or additions to tax incurred by the Parent Consolidated Group as a result of an adjustment to any Subsidiary Return Item for an Agreement Year.

     (f) Rulings. Subsidiary shall assist and cooperate with Parent and take all actions requested by Parent in connection with any ruling requests submitted by Parent to the IRS.

     (g) Applicability With Respect To All Consolidated Returns. The provisions of Sections 8(a), (b) and (c) above shall apply to Parent Consolidated Returns and Subsidiary Return Items for all taxable years in which Subsidiary is includable in the Parent Consolidated Group.

     (h) Document Retention, Access To Records and Use Of Personnel. Until the expiration of the relevant statute of limitations (including extensions), Subsidiary shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either party under the Agreement; and (ii) give Parent reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under the Agreement. Prior to disposing of any such Records, Subsidiary shall notify Parent in writing of such intention and afford Parent the opportunity to take possession or make copies of such Records at its discretion.

     9. INTEREST.

     Interest required to be paid by or to Subsidiary pursuant to the Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period. Any payments required pursuant to the Agreement which are not made within the time period specified in the Agreement shall bear interest at a rate equal to the rate provided in the Code for interest on underpayments of tax.

     10. FOREIGN, STATE AND LOCAL INCOME TAXES.

     (a) In the case of foreign, state or local taxes based on or measured by the net income of the Parent Consolidated Group, or any members of the Parent Consolidated Group (other than solely with respect to the Subsidiary Consolidated Group or solely with respect to members of the Parent Consolidated Group other than members of the Subsidiary Consolidated Group) on a combined, consolidated or unitary basis, the provisions of this Agreement shall apply with equal force to such foreign, state or local tax for each Agreement Year, whether or not the Subsidiary Consolidated Group is included in the Parent Consolidated Group for federal income tax purposes; provided, however, that interest pursuant to the first sentence of Section 9 of this Agreement shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and overpayments of such tax for the relevant period, and references to provisions of the Code throughout the Agreement shall be deemed to be references to analogous provisions of foreign, state and local law.

     (b) For any taxable year, Parent shall have the sole and exclusive control of (a) the determination of whether a combined, consolidated or unitary tax return should be filed for any foreign, state or local tax purpose and (b) all foreign, state or local income tax audits and litigation with respect to the Subsidiary Consolidated Group to the same extent as provided in this Agreement for federal income tax matters (including the right in its sole discretion to have Subsidiary pay any disputed taxes and sue for a refund in the forum of Parent’s choice). Subsidiary shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in the preceding sentence, to the extent such expenses are reasonably attributable to the Subsidiary Consolidated Group.

     (c) Subsidiary shall be responsible for filing tax returns relating to payroll, sales and use, property, withholding, capital stock, net worth and similar taxes attributable to members of the Subsidiary Consolidated Group and shall be responsible for the payment of such taxes.

     (d) For all taxable years that Subsidiary is a member of the Parent Consolidated Group, Subsidiary shall have the sole and exclusive responsibility for all taxes based on or measured by net income that are determined solely by the income of the Subsidiary Consolidated Group (or any combination of the members thereof, including the predecessors and successors of such members) on a combined, consolidated, unitary or separate company basis.

     (e) Parent will provide notice of and consult with Subsidiary with respect to any issue relating to such audits and litigation, and Subsidiary will provide to Parent any information necessary to conduct such audits and litigation. Parent shall not settle or otherwise compromise any audits or litigation that would result in additional liability for Subsidiary under this Section 10 without the written consent of Subsidiary, which consent shall not be unreasonably withheld. If Subsidiary does not respond to Parent’s request for consent within 30 days, Subsidiary shall be deemed to have consented.

     11. SUCCESSORS AND ACCESS TO INFORMATION.

     The Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement, and in such event, all references in this Agreement to a party shall refer instead to the successor of such party. If for any taxable year Subsidiary is no longer included in the Parent Consolidated Group, Parent and Subsidiary agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after Subsidiary is no longer included in a Parent Consolidated Return, and each of Parent and Subsidiary will cooperate with respect to any audits or litigation relating to any Parent Consolidated Return.

     12. CONFIDENTIALITY.

     Each of Parent and Subsidiary agrees that any information furnished pursuant to the Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, each of Parent and Subsidiary shall cause its employees, agents and advisors to comply with the terms of this Section 12.

     13. GOVERNING LAW.

     The Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts entered into and to be fully performed within the State of Indiana.

     14. HEADINGS.

     The headings in the Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of the Agreement.

     15. SECTION REFERENCES.

     References to Sections shall, unless otherwise specified, be references to Sections of this Agreement.

     16. COUNTERPARTS.

     The Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of the Agreement to produce or account for more than one counterpart.

     17. SEVERABILITY.

     If any provision of the Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of the Agreement shall be deemed valid, binding, and enforceable to their full extent.

     18. TERMINATION.

     The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by the Agreement; provided, however, that neither Parent nor Subsidiary shall have any liability to the other party with respect to tax liabilities for any taxable year in which Subsidiary is not included in the Parent Consolidated Return for such year, except as provided in Sections 5 and 10.

     19. SUCCESSOR PROVISIONS.

     Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto, as appropriate.

     20. COMPLIANCE BY SUBSIDIARIES.

     Parent and Subsidiary each agrees to cause all members of the Parent Consolidated Group and the Subsidiary Consolidated Group (including predecessors and successors to such members) to comply with the terms of this Agreement.

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer on this May 10, 2004.

EMMIS COMMUNICATIONS CORPORATION
By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Vice President, Secretary and Associate General Counsel

EMMIS OPERATING COMPANY
By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Vice President, Secretary and Associate General Counsel

13